EXHIBIT 1.1(B)
NUVEEN TAX-FREE UNIT TRUST, SERIES 1223
TRUST INDENTURE AND AGREEMENT
DATED FEBRUARY 23, 2001


This Trust Indenture and Agreement by and between Nuveen Investments, as Depositor and The Chase Manhattan Bank, as Trustee, sets forth certain provisions in full and incorporates other provisions by reference to the document entitled "Standard Terms and Conditions of Trust for Nuveen Tax-Exempt Unit Trust, Series 823 and subsequent Series, effective September 7, 1995" (herein called the "Standard Terms and Conditions of Trust"), and such provisions as are set forth in full and such provisions as are incorporated by reference constitute a single instrument. All references herein to Articles and Sections are to Articles and Sections of the Standard Terms and Conditions of Trust.

                                WITNESSETH THAT:

    In consideration of the promises and of the mutual agreements herein contained, the Depositor and the Trustee, agree as follows:

                                     PART I
                     STANDARD TERMS AND CONDITIONS OF TRUST

    Subject to the Provisions of Part II hereof, all the provisions contained in the Standard Terms and Conditions of Trust are herein incorporated by reference in their entirety and shall be deemed to be a part of this instrument as fully and to the same extent as though said provisions had been set forth in full in this instrument.

                                    PART II
                     SPECIAL TERMS AND CONDITIONS OF TRUST

    The following special terms and conditions are hereby agreed to:

(a) The Bonds defined in Section 1.01(1) listed in Schedule A hereto have been deposited in trust under this Trust Indenture and Agreement.

(b) The fractional undivided interest in and ownership of a Trust Fund represented by each Unit for the Trust(s) on the Initial Date of Deposit is 1/(the number of Units) set forth under the caption "Statement(s) of Condition -- Interests of Unitholders: Units of fractional undivided interest outstanding" in the Prospectus for each Trust.

(c) The number of Units created of a Trust are as set forth under the caption "Statement(s) of Condition -- Interests of Unitholders: Units of fractional undivided interest outstanding" in the Prospectus for each Trust.

(d) Notwithstanding anything to the contrary in the Standard Terms and Conditions of Trust, the phrase "Nuveen Tax-Exempt Unit Trust" shall be hereby replaced with the phrase "Nuveen Tax-Free Unit Trust."

(e) All references to "The Chase Manhattan Bank (National Association)" in the Standard Terms and Conditions of Trust shall be replaced with "The Chase Manhattan Bank."

(f)  Section 3.01 shall be amended to read in its entirety as follows:

    SECTION 3.01 INITIAL COST. Subject to reimbursement as hereinafter provided, the cost of organizing the Trust and the sale of the Trust Units shall be borne by the Depositor, provided, however, that the liability on the part of the Depositor under this section shall not include any fees or other expenses incurred in connection with the administration of the Trust subsequent to the deposit referred to in Section 2.01. At the earlier of six months after the Initial Date of Deposit or the conclusion of the primary offering period (as certified by the Depositor to the Trustee), the Trustee shall withdraw from the Account or Accounts specified in the Prospectus or, if no Account is therein specified, from the Principal Account, and pay to the Depositor the Depositor's reimbursable expenses of organizing the Trust in an amount certified to the Trustee by the Depositor. In no event shall the amount paid by the Trustee to the Depositor for the Depositor's reimbursable expenses of organizing the Trust exceed the estimated per Unit amount of organization costs set forth in the Prospectus for the Trust multiplied by the number of Units of the Trust outstanding at the earlier of six months after the Initial Date of Deposit or the end of the initial offering period; nor shall the Depositor be entitled to or request reimbursement for expenses of organizing the Trust incurred after the earlier of six months after the Initial Date of Deposit or the end of the initial offering period. If the cash balance of the Principal Account is insufficient to make such withdrawal, the Trustee shall, as directed by the Depositor, sell Bonds identified by the Depositor, or distribute to the Depositor securities having a value, as determined under Section 4.01 as of the date of distribution, sufficient for such reimbursement. The reimbursement provided for in this section shall be for the account of the Unitholders of record at the earlier of six months after the Initial Date of Deposit or the conclusion of the primary offering period. Any assets deposited with the Trustee in respect of the expenses reimbursable under this Section 3.01 shall be held and administered as assets of the Trust for all purposes hereunder. The Depositor shall deliver to the Trustee any cash identified in the Statement(s) of Condition of the Trust included in the Prospectus not later than the 10 calendar days following the Initial Date of Deposit or deposit of additional Bonds, as applicable and the Depositor's obligation to make such delivery shall be secured by the letter of credit deposited pursuant to Section 2.01. Any cash which the Depositor has identified as to be used for reimbursement of expenses pursuant to this Section 3.01 shall be held by the Trustee, without interest, and reserved for such purpose and, accordingly, prior to the earlier of six months after the Initial Date of Deposit or the conclusion of the primary offering period, shall not be subject to distribution or, unless the Depositor otherwise directs, used for payment of redemptions in excess of the per Unit amount payable pursuant to the next sentence. If a Unitholder redeems Units prior to the earlier of six months after the Initial Date of Deposit or the conclusion of the primary offering period, the Trustee shall pay to the Unitholder, in addition to the Redemption Value of the tendered Units, unless otherwise directed by the Depositor, an amount equal to the estimated per Unit cost of organizing the Trust set forth in the Prospectus, or such lower revision thereof most recently communicated to the Trustee by the Depositor pursuant to Section 4.01, multiplied by the number of Units tendered for redemption; to the extent the cash on hand in the Trust is insufficient for such payment, the Trustee shall have the power to sell Bonds in accordance with Section 3.07. As used herein, the Depositor's reimbursable expenses of organizing the Trust shall include the cost of the initial preparation and typesetting of the registration statement, prospectuses (including preliminary prospectuses), the indenture, and other documents relating to the Trust, SEC and state blue sky registration fees, the cost of the initial valuation of the portfolio and audit of the Trust, the initial fees and expenses of the Trustee, and legal and other out-of-pocket expenses related thereto, but not including the expenses incurred in the printing of preliminary prospectuses and prospectuses, expenses incurred in the preparation and printing of brochures and other advertising materials and any other selling expenses.

(g) The following two paragraphs shall be substituted for the first paragraph of Section 4.01:

    SECTION 4.01. EVALUATION: The Trustee shall make an evaluation of each Trust as of that time set forth in the Prospectus (the "Evaluation Time"), (i) on the last business day of each of the months of June and December, (ii) on the day on which any Unit of a respective Trust is tendered for redemption, and (iii) on any other day desired by the Trustee or requested by the Depositor. Such evaluations shall take into account and itemize separately, (1) the cash on hand in the respective Trust (other than cash declared held in trust to cover contracts to purchase bonds) or moneys in the process of being collected from matured interest coupons or bonds matured or called for redemption prior to maturity, (2) the value of each issue of the Bonds in the Trust, and
(3) interest accrued thereon not subject to collection and distribution. In making the evaluations the Trustee may determine the value of each issue of the Bonds in the Trust by the following methods or any combination thereof which it deems appropriate: (i) on the basis of current bid prices of such Bonds as obtained from investment dealers or brokers (including the Depositor) who customarily deal in bonds comparable to those held by the Trust, or (ii) if bid prices are not available for any of such Bonds, on the basis of bid prices for comparable bonds, or (iii) by causing the value of the Bonds in the Trust to be determined by others engaged in the practice of evaluating, quoting or appraising bonds. For each such evaluation there shall be deducted from the sum of the above (i) amounts representing any applicable taxes or governmental charges payable out of the Trust and for which no deductions shall have previously been made for the purpose of addition to the Reserve Account of such Trust, (ii) amounts representing accrued expenses of the Trust including but not limited to unpaid fees and expenses of the Trustee, the Depositor and counsel, in each case as reported by the Trustee to the Depositor on or prior to the date of evaluation, (iii) amounts representing unpaid organization costs, and
(iv) cash held for distribution to Unitholders of such Trust of record, and required for redemption of Units tendered, as of a date prior to the evaluation then being made. The value of the pro rata share of each Unit of such Trust determined on the basis of any such evaluation shall be referred to herein as the "Unit Value."

Prior to the payment to the Depositor of its reimbursable organization costs to be made at the earlier of six months after the Initial Date of Deposit or the conclusion of the primary offering period in accordance with Section 3.01 for purposes of determining the Trust Evaluation and Unit Value under this
Section 4.01, the Trustee shall rely upon the amounts representing unpaid organization costs in the estimated amount per Unit set forth in the Prospectus until such time as the Depositor notifies the Trustee in writing of a revised estimated amount per Unit representing unpaid organization costs. Upon receipt of such notice, the Trustee shall use this revised estimated amount per Unit representing unpaid organization costs in determining the Trust Evaluation and Unit Value but such revision of the estimated expenses shall not effect calculations made prior thereto and no adjustment shall be made in respect thereof.

(h)  The following paragraph shall be added to Section 4.05:

The Depositor may employ agents in connection with its duties referenced in
Section 4.05 and shall not be answerable for the default or misconduct of such agents if they shall have been selected with reasonable care.

The fees of such agents shall be reimbursable to the Depositor from the Trust Fund, provided, however, that the amount of such reimbursement in any year
(i) shall reduce the amount payable to the Depositor for such year with respect to the service in question and shall not exceed the maximum amount payable to the Depositor for such service for such year and (ii) if such agent is an affiliate of the Depositor, the amount of the reimbursement, when combined with
(a) all compensation received by such agent from other series of the Fund or other unit investment trusts sponsored by the Depositor or its affiliates and
(b) the amount payable to the Depositor from the Trust Fund and from other series of the Fund or other unit investment trusts sponsored by the Depositor or its affiliates in respect of the service in question, shall not exceed the aggregate cost of such agent and the Depositor of providing such service. The Trustee shall pay such reimbursement against the Depositor's invoice therefor upon which the Trustee may rely as the Depositor's certification that the amount claimed complies with the provisions of this paragraph.

(i)  Paragraphs (12) and (14) of Section 1.01 shall be deleted.

(j)  Section 2.06 shall be deleted.

(k)  The first paragraph of Section 3.05 shall be amended as follows:

    SECTION 3.05. DISTRIBUTIONS: The Trustee, as of three business days after the Date of Deposit of a Trust (the "SETTLEMENT DATE"), shall advance from its own funds and shall pay to the Depositor, as the sole Unitholder of record on the date of the Trust Agreement, the amount of interest accrued on the Bonds as of the date of the Trust Agreement. The Trustee shall be entitled to reimbursement, without interest, for such advancement from interest received by the respective Trusts before any further distributions shall be made from the Interest Account to Unitholders of the respective Trusts. The second distribution of funds from the Interest Account of the respective Trusts shall be in the amount as set forth for each Trust in the Prospectus and shall be made on the date as indicated in the Prospectus (sometimes referred to herein as the First General Record Date) to or upon the order of all Unitholders of record of the respective Trusts as of the dates as indicated in the Prospectus. For all subsequent semi-annual distributions to Unitholders of any Trust, the "RECORD DATE" is hereby fixed to be those dates set forth in the Prospectus for each Trust.

(l) Section 1.01(27) shall be amended by replacing the phrase "Essential Information -- Number of Units" with the phrase "Statement(s) of Condition."

(m) Section 4.05 shall be amended by replacing the phrase "Essential Information -- Sponsor's Annual Evaluation Fee" with the phrase "Fees and Expenses."

(n) Section 5.04 shall be amended by replacing the phrase "Essential Information -- Trustee's Annual Fees" with the phrase "Fees and Expenses" and by replacing the phrase "Interest Distribution" with the phrase "Estimated Distributions."

(o) Section 7.01 shall be amended by replacing the phrase "Essential Information -- Number of Units" with the phrase "Statement(s) of Condition -- Units of fractional undivided interest outstanding."

(p) All references to "John Nuveen & Co. Incorporated" in the Standard Terms and Conditions of Trust shall be replaced with "Nuveen Investments."

In Witness Whereof, Nuveen Investments, has caused this Trust Indenture and Agreement for Nuveen Tax-Free Unit Trust, Series 1223 to be executed by its President, one of its Vice Presidents or one of its Assistant Vice Presidents and its corporate seal to be hereto affixed and attested by its Secretary or its Assistant Secretary and The Chase Manhattan Bank has caused this Trust Indenture and Agreement to be executed by one of its Vice Presidents or Second Vice Presidents and its corporate seal to be hereto affixed and attested to by one of its Assistant Treasurers; all as of the day, month and year first above written.


Nuveen Investments,
Depositor
By /s/ Grant J. Unterberg
Authorized Officer
(Seal)
Attest:
By /s/ Nicholas Dalmaso
                   Assistant Secretary


The Chase Manhattan Bank, Trustee
By /s/ Gerard V. Nuzio
Assistant Vice President
(Seal)
Attest:
By /s/ Robert E. Lisk
                   Assistant Treasurer

                SCHEDULE A TO THE TRUST INDENTURE AND AGREEMENT
                         SECURITIES INITIALLY DEPOSITED
                                       IN
                    NUVEEN TAX-FREE UNIT TRUST, SERIES 1223

(Note: Incorporated herein and made a part hereof is the "Schedule of Investments" as set forth for each Trust in the Prospectus.)